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                                                                     EXHIBIT 5.1



                        KUMMER KAEMPFER BONNER & RENSHAW
                      3800 HOWARD HUGHES PARKWAY, 7TH FLOOR
                               LAS VEGAS, NV 89109

                                November 18, 2002



HYSEQ, INC.
670 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Hyseq, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of an additional 500,000 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), to be issued pursuant to the Hyseq, Inc. Employee Stock Purchase Plan.

        In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on November 3, 2002, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

        Based upon and subject to the foregoing and pursuant to Nevada law, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement.



                                        Sincerely,

                                        KUMMER KAEMPFER BONNER & RENSHAW